Exhibit 99.1

Neogen Announces Preliminary1 Second-Quarter 2025 Results

•
Revenue of $231.3 million.
•
Net loss of $456.3 million due to non-cash goodwill impairment; $(2.10) per diluted share.
•
Adjusted Net Income2 of $24.4 million; $0.11 per diluted share.
•
Adjusted EBITDA2 of $51.4 million.
•
Updating full-year guidance.

1 Results presented in this release are preliminary and unaudited estimates based on information currently available to the Company. Such results could differ from the final amounts the Company reports in its Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2024. The Company assumes no obligation, and does not intend, to update these estimates prior to filing its Form 10-Q.

2 Non-GAAP financial measures; see explanations and reconciliations that follow.

LANSING, Mich., January 10,2025 – Neogen Corporation (NASDAQ: NEOG) announced today the preliminary results of the second quarter ended November 30, 2024.

"The second quarter reflected steady progress, as we saw improvement across the business compared to the first quarter, with core revenue growth accelerating in both of our segments, sequential margin expansion and significantly better free cash flow,” said John Adent, Neogen’s President and Chief Executive Officer. “In our Food Safety segment, we did see continued gradual improvement in the end market as it works through largely unprecedented times stemming from the significant inflation in food prices and resulting lower levels of food production. This gradual end-market improvement has coincided with what we see as an increasing focus on food safety from both regulators and consumers, driven in part by numerous recent food contamination incidents. While we’re not reliant on the regulatory environment to drive growth, the increased regulatory interest highlights not only the importance of food safety overall, but also the room for improvement that exists. In our Animal Safety segment, we saw a significant improvement in core revenue growth from the first quarter despite the end market being around what we believe is a cyclical low point. Inventory levels in the distribution channel appear to be low, but we are encouraged by the growth in sales of our products out of the channel in the quarter."

Adent continued, “While our primary focus has shifted to winning in the market, we have also undertaken actions to accelerate the building of a more profitable, focused Neogen. During the second quarter, we initiated restructuring actions focused mainly on rightsizing our Genomics business to focus our end-market exposure and streamline our operations. We expect these actions, combined with cost reductions related to our logistics operations, to support continued margin improvement in the second half of the fiscal year. We have also entered the next phase of portfolio review with specific projects actively underway and will evaluate any potential opportunities that arise to drive a higher level of focus in the business and improved profitability. The significant progress we’ve made notwithstanding, the integration of the former 3M Food Safety business has been slowed by a combination of end-market weakness and operational delays. We continue to have full confidence in the post-integration prospects of the business and, with the food safety end market showing gradual improvement and our share recapture progressing well, we intend to build on the progress we made in the second quarter in building Neogen for the future and positioning the company to win in the market.”

Financial and Business Highlights

Revenues for the second quarter were $231.3 million, an increase of 0.7% compared to $229.6 million in the prior year. Core revenue2, which excludes the impacts of foreign currency translation, as well as acquisitions completed and product lines discontinued in the last 12 months, increased by 3.5%. Acquisitions and discontinued product lines had a negative impact of 0.3% while foreign currency had a negative impact of 2.5%.

Net loss for the second quarter was $456.3 million, or $(2.10) per diluted share, compared to net loss of $3.5 million, or $(0.02) per diluted share, in the prior-year period, with the current-year net loss driven by a non-cash goodwill impairment charge related primarily to the acquisition of the former 3M Food Safety Division. Adjusted Net Income was $24.4 million, or $0.11 per diluted share, compared to $24.9 million, or $0.11 per diluted share, in the prior-year period. The slight decline in Adjusted Net Income was driven primarily by the lower level of operating income, mostly offset by a more favorable effective tax rate.

Gross margin was 49.0% in the second quarter of fiscal 2025. This compares to a gross margin of 50.9% in the same quarter a year ago, with the decrease mainly due to restructuring costs. Excluding integration and restructuring costs, gross margin was 52.2% in the second quarter compared to 52.3% in the prior-year quarter.

Second-quarter Adjusted EBITDA was $51.4 million, representing an Adjusted EBITDA Margin of 22.2%, compared to $55.1 million and a margin of 24.0% in the prior-year period. The decline in Adjusted EBITDA Margin was driven primarily by the full cost to exit the various transition service agreements that had been in place, including higher distribution costs.

Food Safety Segment

Revenues for the Food Safety segment were $164.2 million in the second quarter, a decrease of 0.1% compared to $164.4 million in the prior year, consisting of 3.6% core growth, a negative 0.1% impact from discontinued product lines and a negative foreign currency impact of 3.6%. The core growth was driven largely by a solid performance in the biosecurity and bacterial & general sanitation product categories. In the indicator testing, culture media & other product category, solid growth in food quality, culture media and Petrifilm was partially offset by a decline in sample collection. Within the natural toxins & allergens product category, modest growth in allergens was partially offset by a slight decline in natural toxins.

Animal Safety Segment

Revenues for the Animal Safety segment were $67.0 million in the second quarter, an increase of 2.8% compared to $65.2 million in the prior year, consisting of a 3.2% core growth, a favorable 0.3% foreign currency impact and a negative 0.7% impact from discontinued product lines. The growth was led by the biosecurity and animal care & other product categories, particularly rodent control biologics and wound care products.

On a global basis, the Company’s Genomics business experienced a core revenue decline in the mid-single-digit range. Increased sales in U.S. and international beef and dairy markets were offset by lower sales in the companion animal market.

Internal Controls

As a result of management’s assessment of the Company’s internal control over financial reporting, the Company concluded that, as of November 30, 2024, the Company had deficiencies in the control activities and information and communication components of the COSO Framework that constitute material weaknesses. More information regarding these control deficiencies and the material weakness will be contained within the Company’s Form 10-Q to be filed for the quarter ended November 30, 2024.

Liquidity and Capital Resources

As of November 30, 2024, the Company had total cash of $140.2 million and total outstanding non-current debt of $900.0 million, as well as committed borrowing headroom of $150.0 million.

Preliminary Nature of Reported Results

The information provided in this release is preliminary in nature because the analysis of the non-cash goodwill impairment charge described above has not been completed. The Company does not currently expect the estimated amount of that charge to change; however, the preliminary results presented in this release are subject to change as the Company finalizes its condensed consolidated financial statements for the second quarter of fiscal 2025. The Company expects to file its Form 10-Q for such quarter by Wednesday, January 15, 2025.

Fiscal Year 2025 Outlook

The Company is updating its full-year outlook. Primarily due to the strengthening of the U.S. dollar and, to a lesser degree, a delay in the ramp-up of sample collection production and the voluntary attrition of genomics revenue related to restructuring activities, revenue is now expected to be in the range of $905 million to $925 million. Adjusted EBITDA is now expected to be in the range of $205 million to $215 million, primarily reflecting the impact of lower revenue and higher shipping and distribution costs. The Company continues to expect capital expenditures to be approximately $85 million, including approximately $55 million related specifically to the integration of the former 3M Food Safety Division.

Conference Call and Webcast

Neogen Corporation will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Neogen’s website at neogen.com/investor-relations. For those unable to access the webcast, the conference call can be accessed by dialing (800) 836-8184 (U.S.) or +1 (646) 357-8785 (International) and requesting the Neogen Corporation Second Quarter 2025 Earnings Call. A replay of the conference call and webcast will be available shortly following the conclusion of the call, and can be accessed domestically or internationally by dialing (888) 660-6345 or +1 (646) 517-4150, respectively, and providing the entry code 39384#, or through Neogen’s Investor Relations website at neogen.com/investor-relations.

About Neogen

Neogen is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen Corporation has developed comprehensive solutions spanning the Food Safety, Livestock and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Cautionary Note Regarding Forward-Looking Statements

Statements in this news release that are not historical facts constitute forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results and from those currently expected depending on a variety of factors, including those risk factors described in the company’s most recently filed Form 10-K, as may be updated by subsequent SEC filings. In addition, the finalization of our interim goodwill impairment analysis, the possibility that the company will not be able to file its Form 10-Q within the five-day extension period permitted by SEC rules, and the occurrence of subsequent events are other factors that could cause actual results to be different than the forward-looking statements included in this press release. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, the company does not undertake, and expressly disclaims, any obligation to update any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions, or otherwise.

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except for share and per share amounts)

(Preliminary Unaudited)

	Three months ended November 30,		Six months ended November 30,
	2024	2023	2024	2023
Revenue
Food Safety	$164,238	$164,403	$323,583	$330,681
Animal Safety	67,020	65,226	124,639	127,935
Total revenue	231,258	229,629	448,222	458,616
Cost of revenues	117,928	112,855	229,966	225,081
Gross profit	113,330	116,774	218,256	233,535
Operating expenses
Sales & marketing	46,545	44,832	92,344	90,615
Administrative	57,771	51,721	109,442	96,842
Goodwill impairment	461,390	—	461,390	—
Research & development	5,108	5,756	10,307	12,478
Total operating expenses	570,814	102,309	673,483	199,935
Operating (loss) income	(457,484)	14,465	(455,227)	33,600
Interest expense, net	(17,367)	(16,169)	(34,989)	(32,835)
Other expense	(1,721)	(2,043)	(1,965)	(2,849)
Loss before tax	(476,572)	(3,747)	(492,181)	(2,084)
Income tax benefit	(20,290)	(260)	(23,290)	(100)
Net loss	$(456,282)	$(3,487)	$(468,891)	$(1,984)
Net loss per diluted share	$(2.10)	$(0.02)	$(2.16)	$(0.01)
Shares to calculate per share amount	216,813,788	216,410,493	216,754,244	216,359,511

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET

(In thousands, except share amounts)

(Preliminary Unaudited)

	November 30, 2024	May 31, 2024
Assets
Current Assets
Cash and cash equivalents	$140,231	$170,611
Marketable securities	—	325
Accounts receivable, net of allowance of $4,833 and $4,140	164,086	173,005
Inventories, net of reserves of $19,505 and $12,361	198,267	189,267
Prepaid expenses and other current assets	67,863	56,025
Total Current Assets	570,447	589,233
Net Property and Equipment	310,552	277,104
Other Assets
Right of use assets	17,201	14,785
Goodwill	1,672,501	2,135,632
Intangible assets, net	1,463,163	1,511,653
Other non-current assets	20,228	20,426
Total Assets	$4,054,092	$4,548,833
Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of finance lease	$2,576	$2,447
Accounts payable	79,574	83,061
Accrued compensation	16,480	19,949
Income tax payable	11,176	10,449
Accrued interest	11,091	10,985
Deferred revenue	5,651	4,632
Other accruals	24,647	22,800
Total Current Liabilities	151,195	154,323
Deferred Income Tax Liability	302,405	326,718
Non-current debt	889,867	888,391
Other non-current liabilities	41,555	35,259
Total Liabilities	1,385,022	1,404,691
Commitments and Contingencies
Equity
Preferred stock, $1.00 par value, 100,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.16 par value, 315,000,000 shares authorized, 216,944,017 and 216,614,407 shares issued and outstanding	34,712	34,658
Additional paid-in capital	2,592,374	2,583,885
Accumulated other comprehensive loss	(44,745)	(30,021)
Retained earnings	86,729	555,620
Total Stockholders’ Equity	2,669,070	3,144,142
Total Liabilities and Stockholders’ Equity	$4,054,092	$4,548,833

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Preliminary Unaudited)

	Six months ended November 30,
	2024	2023
Cash Flows provided by Operating Activities
Net loss	$(468,891)	$(1,984)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	59,849	58,203
Deferred income taxes	(23,924)	1,178
Share-based compensation	8,801	6,150
Loss on disposal of property and equipment	164	38
Amortization of debt issuance costs	1,720	1,720
Goodwill and other asset impairment	468,718	716
Other	(261)	—
Change in operating assets and liabilities, net of business acquisitions:
Accounts receivable, net	5,332	3,633
Inventories, net	(17,398)	(25,929)
Prepaid expenses and other current assets	(16,675)	(29,896)
Accounts payable and accrued liabilities	2,166	34,950
Interest expense accrual	106	(164)
Change in other non-current assets and non-current liabilities	2,632	(9,892)
Net Cash provided by Operating Activities	22,339	38,723
Cash Flows (used for) provided by Investing Activities
Purchases of property, equipment and other non-current intangible assets	(55,590)	(55,046)
Proceeds from the maturities of marketable securities	325	57,828
Proceeds from the sale of property and equipment and other	4,446	70
Net Cash (used for) provided by Investing Activities	(50,819)	2,852
Cash Flows (used for) provided by Financing Activities
Exercise of stock options and issuance of employee stock purchase plan shares	1,182	1,230
Tax payments related to share-based awards	(1,439)	(89)
Repayment of finance lease and other	(173)	(389)
Net Cash (used for) provided by Financing Activities	(430)	752
Effects of Foreign Exchange Rate on Cash	(1,470)	198
Net (Decrease) Increase in Cash and Cash Equivalents	(30,380)	42,525
Cash and Cash Equivalents, Beginning of Year	170,611	163,240
Cash and Cash Equivalents, End of Year	$140,231	$205,765
Supplemental cash flow information
Right of use assets obtained in exchange for new operating lease liabilities	$5,802	$2,198

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. The following description of the non-GAAP financial measures included in this release, as well as the information included within the reconciliation tables on the pages that follow, refer to GAAP and non-GAAP financial measures on a preliminary, expected basis only.

Management uses Adjusted EBITDA as a key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business period-over-period. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income before certain items that impact comparison of the performance of our business period-over-period.

Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the effects of foreign currency translation rates and the first-year impacts of acquisitions and discontinued product lines, where applicable. Core revenue growth is presented to allow for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency translation rates, or the incomparability that would be caused by the impact of an acquisition, disposal or product line discontinuation.

These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures used in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

The Company is not presenting a reconciliation of the forward-looking non-GAAP financial measure, Adjusted EBITDA, to the most directly comparable GAAP financial measure, Net Income (Loss), because it is impractical to forecast certain items without unreasonable efforts. This is due to the uncertainty and inherent difficulty of predicting, within a reasonable range, the occurrence and financial impact of and the periods in which such items may be recognized, including adjustments that are made for future changes in foreign exchange and the other adjustments reflected in our reconciliation of historical non-GAAP financial measures, the amounts of which could be material.

NEOGEN CORPORATION

RECONCILIATION OF NET(LOSS) INCOME TO ADJUSTED EBITDA

(In thousands, except for percentages)

(Preliminary Unaudited)

	Three months ended November 30,		Six months ended November 30,
	2024	2023	2024	2023
Net loss	$(456,282)	$(3,487)	$(468,891)	$(1,984)
Income tax benefit	(20,290)	(260)	(23,290)	(100)
Depreciation and amortization	30,049	29,469	59,849	58,203
Interest expense, net	17,367	16,169	34,989	32,835
EBITDA	$(429,156)	$41,891	$(397,343)	$88,954
Share-based compensation	4,819	3,512	8,801	6,150
FX transaction loss on loan and other revaluation (1)	384	1,002	64	712
Certain transaction fees and integration costs (2)	3,593	4,688	8,715	6,639
Restructuring (3)	9,568	1,856	9,938	2,415
Goodwill impairment	461,390	—	461,390	—
Contingent consideration adjustments	—	150	—	450
ERP expense (4)	716	2,075	2,551	2,203
Discontinued product line expense (5)	—	—	912	20
Other	67	(74)	67	(74)
Adjusted EBITDA	$51,381	$55,100	$95,095	$107,469
Adjusted EBITDA margin (% of sales)	22.2%	24.0%	21.2%	23.4%

(1)
Net foreign currency transaction loss associated with the revaluation of foreign denominated intercompany loans established in connection with the 3M Food Safety transaction and other non-hedged foreign currency revaluation resulting from 3M agreements.
(2)
Includes costs associated with the 3M transaction, including various transition agreements. During the three months ended November 30, 2024 and 2023, $2.6 million and $3.8 million are recorded within Cost of Revenues, respectively.
(3)
Severance, non-cash impairment, and other related exit costs primarily associated with a reduction in our global genomics business. During the three months ended November 30, 2024 and 2023, $4.8 million and $0.3 million are recorded within Cost of Revenues, respectively.
(4)
Expenses related to ERP implementation.
(5)
Expenses associated with certain discontinued product lines.

NEOGEN CORPORATION

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED NET INCOME

(In thousands, except for per share)

(Preliminary Unaudited)

	Three months ended November 30,		Six months ended November 30,
	2024	2023	2024	2023
Net loss	$(456,282)	$(3,487)	$(468,891)	$(1,984)
Amortization of acquisition-related intangibles	23,174	23,094	46,312	46,419
Share-based compensation	4,819	3,512	8,801	6,150
FX transaction loss on loan and other revaluation (1)	384	1,002	64	712
Certain transaction fees and integration costs (2)	3,593	4,688	8,715	6,639
Restructuring (3)	9,568	1,856	9,938	2,415
Goodwill impairment	461,390	—	461,390	—
Contingent consideration adjustments	—	150	—	450
ERP expense (4)	716	2,075	2,551	2,203
Discontinued product line expense (5)	—	—	912	20
Other	67	(74)	67	(74)
Estimated tax effect of above adjustments (6)	(23,077)	(7,953)	(31,129)	(14,400)
Adjusted Net Income	$24,352	$24,863	$38,730	$48,550
Adjusted Earnings per Share	$0.11	$0.11	$0.18	$0.22

(1)
Net foreign currency transaction loss associated with the revaluation of foreign denominated intercompany loans established in connection with the 3M Food Safety transaction and other non-hedged foreign currency revaluation resulting from 3M agreements.
(2)
Includes costs associated with the 3M transaction, including various transition agreements.
(3)
Severance, non-cash impairment, and other related exit costs primarily associated with a reduction in our global genomics business.
(4)
Expenses related to ERP implementation.
(5)
Expenses associated with certain discontinued product lines.
(6)
Tax effect of adjustments is calculated using projected effective tax rates for each applicable item.

NEOGEN CORPORATION

RECONCILIATION OF GROWTH TO CORE GROWTH

(In thousands)

(Preliminary Unaudited)

	Q2 FY25	Q2 FY24	Growth	Foreign Currency	Acquisitions / Divestitures	Core Revenue Growth
Food Safety	$164,238	$164,403	(0.1%)	(3.6%)	(0.1%)	3.6%
Animal Safety	67,020	65,226	2.8%	0.3%	(0.7%)	3.2%
Total Neogen	$231,258	$229,629	0.7%	(2.5%)	(0.3%)	3.5%

Source: Neogen Corporation

Contact

Bill Waelke

(517) 372-9200

ir@neogen.com